Exhibit (a)(4)

American Midstream Announces Anticipated Closing Date of Merger with ArcLight Affiliate and Intention to Delist Its Common Units

HOUSTON July 15, 2019 /PRNewswire/ – American Midstream Partners, LP (NYSE: AMID) (the “Partnership”) today announced that it has notified the New York Stock Exchange (“NYSE”) of the anticipated closing date of the previously-announced merger transactions contemplated by that certain Agreement and Plan of Merger, dated March 17, 2019, by and among the Partnership, American Midstream GP, LLC and affiliates of ArcLight Energy Partners Fund V, L.P. (the “Purchaser”). The Partnership anticipates that the merger will close on July 23, 2019.

Upon the closing of the merger on the terms and conditions set forth in the merger agreement, the Partnership will be a wholly owned subsidiary of the Purchaser. Following completion of the merger, the common units of the Partnership will cease to be listed on the NYSE and will be deregistered under the Securities Exchange Act of 1934.

About American Midstream Partners, LP

American Midstream Partners, LP is a limited partnership formed to provide midstream infrastructure that links producers of natural gas, crude oil, NGLs and condensate to end-use markets. The Partnership’s assets are located in the Permian, Eagle Ford, East Texas, Bakken and Gulf Coast. The Partnership owns or has an ownership interest in approximately 5,100 miles of interstate and intrastate pipelines, as well as ownership in gas processing plants, fractionation facilities, an offshore semisubmersible floating production system and terminal sites with approximately 1.0 MMBbls of storage capacity.

For more information about American Midstream Partners, LP, visit: www.americanmidstream.com. The content of our website is not part of this release.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including statements related to the Partnership’s expectations regarding the delisting of the common units and the closing of the transactions under the Merger Agreement. We have used the words “expect,” “intend,” “may,” “will,” “would,” “plan,” “anticipate” and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Many of the factors that will determine these results are beyond our ability to control or predict. These factors include the risk factors described in Part I, Item 1A. in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on April 1, 2019, and our other filings with the SEC. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update such statements for any reason, except as required by law.

Investor Contact

American Midstream Partners, LP

(346) 241-3497

ir@americanmidstream.com